FORM 4                                       U.S. SECURITIES AND EXCHANGE COMMISSION                          OMB APPROVAL

/ / Check box if no longer subject                    Washington, D.C.  20549                         OMB Number       3235-0287
    to Section 16.  Form 4 or                                                                         Expires:  January 31, 2005
    Form 5 obligations may                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response ... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting Person
                                                                                            to Issuer (Check all applicable)
   Jones      Robert         L.              The Goldfield Corporation GV
---------------------------------------------------------------------------------------         Director              10% Owner
   (Last)     (First)     (Middle)        3. I.R.S. or Social       4. Statement for        ---                  ---
                                             Security Number of        Month/Day/Year        X  Officer (give        Other (specify
                                             Reporting Person                               --- title below)     --- below)
 3560 Todd Lane                              (Voluntary)               09/24/2002
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 (Street)                                                           ----------------------------------------------------------------
                                                                    5. If Amendment,     7. Individual or Joint/Group Filing (Check
 Mims,           FL        32754               ###-##-####             Date of Original     Applicable Line)
----------------------------------------                               (Month/Day/Year)      X  Form filed by One Reporting Person
   (City)      (State)     (Zip)                                                            ---
                                                                                                Form filed by More than One
                                                                                            --- Reporting Person
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                         Table I-- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security   2. Transaction   3. Trans-     4. Securities Acquired (A)      5. Amount of       6. Owner-    7. Nature of
   (Instr. 3)             Date (Month/     action        or Disposed of (D)              Securities         ship         Indirect
                          Day/Year)        Code          (Instr. 3, 4 and 5)             Beneficially       Form:        Beneficial
                                           (Instr. 8)                                    Owned at End       Direct       Ownership
                                        --------------------------------------------     of Month           (D) or
                                                                                                            Indirect
                                        Code       V     Amount      (A) or    Price     (Instr. 3 and 4)   (I)
                                                                     (D)                                    (Instr. 4)   (Instr. 4)
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Common Stock              9/24/02        P               20,000         A      $0.42       228,333(1)           D
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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                (Print or Type Responses)

FORM 4 (continued)              Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of  2.Conver- 3.Transac- 4.Transac- 5.Number of 6.Date Exer- 7.Title and  8.Price of  9.Number of 10.Ownership 11.Nature of
  Derivative  sion or   tion Date  tion Code  Derivative  cisable and  Amount of    Derivative  Derivative   Form of      Indirect
  Security    Exercise  (Instr. 8) (Instr.8)  Securities  Expiration   Underlying   Security    Securities   Derivative   Beneficial
  (Instr.3)   Price of  (Month/               Acquired    Date         Securities   (Instr.5)   Bene-        Security:    Ownership
              Deriv-     Day/Year)            (A) or      (Month/Day/  (Instr.3                 ficially     Direct (D)   (Instr.4)
              ative                           Disposed    Year)        and 4)                   Owned at     or Indi-
              Security                        of (D)                                            End of       rect (I)
                                              (Instr.3,                                         Month        (Instr.4)
                                              4, and 5)                                         (Instr.4)
                                 --------------------------------------------------
                                                         Date  Expira-       Amount
                                  Code   V     (A)  (D)  Exer-  tion   Title   or
                                                        cisable Date         Number
                                                                               of
                                                                             Shares
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Explanation of Responses:  (1) Reporting person also has employee stock option (right to buy) for an additional 41,667 shares of common stock at $0.21875 per share, as reported in the Form 4 filed 4/3/2001. The option became exercisable on 3/9/2002 and expires on 3/9/09.





                                                                            /s/ Robert Jones                             9/25/02
                                                                         ---------------------------------------      --------------
** Intentional misstatements or omissions of facts constitute              **Signature of Reporting Person                 Date
     Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

